Exhibit 10.i.iii

AMENDMENT TO THE MASCO CORPORATION

RETIREMENT BENEFIT RESTORATION PLAN

Pursuant to the power to amend reserved in Section 7.1 of the Masco Corporation Retirement Benefit Restoration Plan (the “Plan”), the Plan is hereby amended as follows:

Effective January 1, 2014, Section 3.1(b) is amended by deleting it in its entirety and replacing it with the following to clarify the manner in which benefits are calculated:

(b)   A single sum amount equal to the difference between (1) the cumulative total of employer contributions (other than contributions characterized as elective deferrals under Code Section 401(k)) which from time to time would have been contributed to the account of the employee with respect to periods after December 31, 1993 under any defined contribution (profit sharing) Qualified Plan, or with respect to periods after December 31, 2009 under any defined contribution 401(k) savings Qualified Plan, in which he is a participant computed without regard to any limitations imposed by the Code on the determination or amount of such employer contributions and (2) the actual employer profit sharing contributions made during such periods prior to giving effect to any qualified domestic relations order or tax levy, with such difference adjusted by the average of the investment earnings (or losses) actually experienced for each such period in the Fidelity Freedom Funds which are offered as investment choices in the Masco Corporation Future Service Profit Sharing Plan (or in such other index fund or funds as Masco may determine from time to time), as if the contributions in (1) above had been made simultaneously with the actual contributions referenced in (2) above.

IN WITNESS WHEREOF Masco Corporation has caused this Amendment to be executed on this 19 day of December, 2013.

MASCO CORPORATION

By:	/S/ JOHN G. SZNEWAJS
John G. Sznewajs
Vice President, Treasurer and
Chief Financial Officer